Exhibit 2.2

AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (this “Amendment”) to the Agreement and Plan of Merger dated as of May 7, 2012 (the “Merger Agreement”) is made as of September 21, 2012, by and among CBD Energy Limited, an Australian corporation (“CBD” or the “Parent”), CBD-WS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Westinghouse Solar, Inc., a Delaware corporation (the “Company”).  Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Merger Agreement.

RECITALS

A.           Section 9.3(a) of the Merger Agreement provides that it may be amended prior to the Company Required Vote if, and only if, such amendment is in writing and is signed by each Party.

B.           Parties have entered into an Amendment No. 1 to Waiver and Agreement, executed on September 21, 2012 with effect from August 14, 2012, which also served as an amendment to the Merger Agreement.

C.           The Parties to the Merger Agreement desire to enter into this Amendment.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Amendment of Section 6.7(b).  Subsection (b) of Section 6.7 (Directors’ and Officers’ Insurance and Indemnification) of the Merger Agreement is hereby amended in its entirety, to read in full as follows:

“(b) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the directors and officers of each Company Entity who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the Signing Date; except that the aggregate of all premiums for such insurance is not required to exceed $280,000, in the aggregate, for such insurance on the Signing Date. If the aggregate of all premiums for such insurance exceeds such maximum amount, then the Surviving Corporation shall purchase as much coverage per policy year as is reasonably available for such maximum amount.”

2. Amendment of Section 8.1(b)(i).  Subsection (b)(i) of Section 8.1 (Termination) of the Merger Agreement is hereby amended in its entirety, to read in full as follows:

“(i) the Merger has not been consummated on or before January 31, 2013 (the “Outside Date”); except that: (A) if (x) the Merger has not been consummated by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 7.1(d) and (y) all other conditions set forth in ARTICLE 7 have been satisfied (other than those conditions that, by their nature, can be satisfied only upon the occurrence of the Closing) or, to the extent not prohibited by applicable Law, waived, then the Outside Date will be March 31, 2013; (B) the Company is not entitled to terminate this Agreement pursuant to this clause (i) if the Company’s material breach of one or more of the Company’s obligations hereunder or the material inaccuracy of one or more of the Company’s representations or warranties hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date; and (C) the Parent is not entitled to terminate this Agreement pursuant to this clause (i) if the Parent’s material breach of one or more of its obligations hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date;”

3. No Other Amendment.  Except as herein provided, all of the terms, covenants and conditions of the Original Agreement shall remain in full force and effect.  The Merger Agreement, as amended hereby, are hereby ratified and confirmed and shall continue in full force and effect.

4.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment No.2 to Agreement and Plan of Merger has been duly executed by the parties hereto as of the date first written above.

WESTINGHOUSE SOLAR, INC.

By:	/s/ Margaret Randazzo
Name:  Margaret Randazzo
Title:  CEO and CFO

CBD ENERGY LIMITED

By:	/s/ G. P. McGowan
Name:  G. P. McGowan
Title:  Director

CBD-WS MERGER SUB, INC.

By:	/s/ James Greer
Name:  James Greer
Title:  Company Secretary